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                                                           EXHIBIT (J)(1)


                       CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the references to us under the headings "Financial Highlights" and "Independent Auditors" in this Registration Statement on Form N-1A for Van Kampen American Value, Van Kampen Asian Equity Fund, Van Kampen Emerging Markets Fund, Van Kampen Equity Growth Fund, Van Kampen European Value Equity Fund, Van Kampen Focus Equity Fund, Van Kampen Global Value Equity Fund, Van Kampen Global Equity Allocation Fund, Van Kampen International Magnum Fund, Van Kampen Latin American Fund, Van Kampen Mid Cap Growth Fund, Van Kampen Global Franchise Fund, Van Kampen Value Fund, Van Kampen World Wide High Income Fund, each a fund in the Van Kampen Series Fund Inc.

PricewaterhouseCoopers LLP

Chicago, Illinois
October 22, 2001